EX99.23(e)(4)

                           UNDERWRITING AGREEMENT

                                  Between

                            UMB TAX-FREE MONEY MARKET FUND, INC.

                                   and

                            JONES & BABSON, INC.


THIS AGREEMENT, made and entered into this 30th day of September, 1993, by and between UMB TAX-FREE MONEY MARKET FUND FUND, INC. (a Maryland corporation, hereinafter referred to as the "Fund") and JONES & BABSON, Inc. (a Missouri corporation, hereinafter referred to as "Principal Underwriter")

1.	Subject to the provisions of its Certificate of Incorporation and By-
Laws, copies of which have been delivered to and are acknowledged by the Principal Underwriter, the Board of Directors of the Fund hereby appoint the firm of Jones & Babson, Inc. as the Principal Underwriter and sole distributor of the shares of the Fund, except for shares which the Fund may elect pursuant to authority of its Board of Directors to issue direct to registered owners, which shall include by definition but not by limitation stock issued by virtue of reinvestment of dividends, or as the result of a splitting of shares, or as the result of the Fund merging or consolidating with another organization, or in return for acquisition of assets, or as the result of shares issued in connection with a contractual plan for which the Fund is the underlying investment, or for the purpose of complying with the registration laws of a particular state or jurisdiction.

2.	In consideration of its appointment under this Agreement as Principal
Underwriter, Jones & Babson, Inc. agrees to pay all costs of all management, supervisory and administrative services required in the normal operation of the Fund. This includes investment management and supervision; fees of the custodian, independent public accountants and legal counsel; remuneration of directors, officers and other personnel; rent; shareholder services, including the maintenance of the shareholder accounting system and transfer agency; and such other items as are incidental to corporate administration. Not considered normal operating expenses and therefore payable by the Fund, are taxes, interest, fees and other charges of governments and their agencies including the cost of qualifying the Fund's shares for sale in any jurisdiction, brokerage costs, dues and all extraordinary costs and expenses including but not limited to legal and accounting fees incurred in anticipation of or arising out of litigation or administrative proceedings to which the Fund, its directors or officers may be subject or a party thereto.

3.	The Fund agrees to prepare and file registration statements with the
Securities and Exchange Commission and the Securities Departments of the various states and other jurisdictions in

1 OF 3 PAGES


which the shares may be offered, and do such other things and to take such other actions as may be mutually agreed upon by and between the parties as shall be reasonably necessary in order to effect the registration and the sale of the Fund's' shares.

4.	The Principal Underwriter agrees to place its full facilities at the disposal of the Fund and to assist and cooperate fully with respect to the registration and qualification of the Fund's shares, as well as perform all functions required in connection with any offering including, but not limited to, the creation and preparation of literature, advertising, and any other promotional material for the purpose of selling the Fund's shares.

5.	Jones & Babson, Inc. will act as agent of the Fund and not
as principal in the solicitation and sale of the shares of the Fund unless expressly agreed to in writing by the Principal
Underwriter and the Fund.

6.	Normally, the Fund shall not exercise any direction or control over the time and place of solicitation, the persons to be solicited, or the manner of solicitation; but the Principal Underwriter agrees that solicitations shall be in a form acceptable to the Fund and shall be subject to such terms and conditions as may be prescribed from time to time by the Fund, the Registration Statement, the Prospectus, the Certificate of Incorporation, and By-Laws of the Fund, and shall not violate any provision of the laws of the United States or of any other jurisdiction to which solicitations are subject, or violate any rule or regulation promulgated by any lawfully constituted authority to which the Fund or Principal Underwriter may be subject.

7.	The Fund agrees to issue new shares direct to the registered owner pursuant to this Agreement and according to instructions from the Principal Underwriter, subject to the net asset value of such shares next effective after acceptance of the order by the Fund and as more fully set out in paragraph 8.

8.	The Fund hereby authorizes the Principal Underwriter to sell its shares in accordance with the following schedule of prices:

The applicable price will be the net asset value per share next effective after receipt and acceptance by the Fund of a proper offer to purchase, determined in accordance with the Certificate of Incorporation, By-Laws, Registration Statement and Prospectus of the Fund.

9.	The Fund agrees that, as long as this Agreement is in effect, it will not authorize anyone else to offer or solicit applications for shares of the Fund and will not accept any such application if submitted by or through anyone other than the Principal Underwriter, unless the Principal Underwriter shall first have agreed in writing to such authorization.

2 OF 3 PAGES


10.	This Agreement (i) may be terminated without the payment of any penalty, either by vote of the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, on sixty (60) days written notice to the Principal Underwriter; (ii) may be terminated without penalty by the Principal Underwriter on sixty (60) days written notice to the Fund; and (iii) shall immediately terminate in the event of its ass iqnment.

11.	The Principal Underwriter agrees that it will not take either a short or long position with respect to shares of the Fund; that it will not place orders for more shares than are required to fill the requests received by it as agent of the Fund; and that it will expeditiously transmit all such orders to the Fund.

12.	Nothing contained in this Agreement shall be deemed to protect the
Principal Underwriter against any liability to the Fund or to its securities holders to which the Principal Underwriter would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties hereunder, or by reason of its reckless disregard of its obligations and duties hereunder.

13.	This Agreement shall become effective on the date first above written, and continue in effect through the 31st day of October, 1994 and thereafter shall continue automatically for successive annual periods ending with each 31st day of October, provided that such continuance is specifically approved at least annually by the Board of Directors or by vote of a majority of the outstanding voting securities of the Fund and provided further that this Agreement or any renewal thereof shall be approved by the vote of a majority of the Directors who are not parties to the Agreement or interested persons of any such party, cast in person, at a meeting called for the purpose of voting on such approval.

                                UMB TAX-FREE MONEY MARKET FUND, INC.

                                By /s/Larry D. Armel
                                Larry D. Armel
                                President

ATTEST:
/s/Martin A. Cramer
Martin A. Cramer
Asst. Secretary

                                JONES & BABSON, INC.

                                By /s/Larry D. Armel
                                Larry D. Armel
                                President

ATTEST:
/s/Martin A. Cramer
Martin A. Cramer
Asst. Secretary

3 OF 3 PAGES